Exhibit (a)(1)(xx)

IMMEDIATE ATTENTION REQUIRED

April 5, 2007

Re:	Change to the Terms of the Tender Offer for Series A shares of Liberty Global, Inc. and the Extension of the Expiration Date

This letter provides important information concerning the change in the offered prices of the tender offer for shares of Series A common stock of Liberty Global, Inc. (“Liberty Global”), the extension of the expiration date of the tender offer and details regarding instructing Fidelity Management Trust Company (“Fidelity”) with respect to this tender offer. It also describes the effect of the extension on your individual account under the Liberty Global 401(k) Savings & Stock Ownership Plan (the “Plan”).

Summary of Significant Developments

1.	Liberty Global’s offer to purchase shares of Series A common stock of Liberty Global, Inc. (the “Series A Shares”) for prices not greater than $31.00 nor less than $28.20 per Series A Share (the “Series A Offer”) has been extended until April 19, 2007.

2.	The range of prices for the Series A Offer has been changed to prices not greater than $35.00 nor less than $28.20 per Series A Share.

3.	The maximum number of Series A Shares to be purchased by Liberty Global through the Series A Offer has been changed from 8,065,546 Series A Shares to 7,142,857 Series A Shares.

4.	As described in the previous Fidelity letter, the deadline for submitting directions to Fidelity with respect to the Series A Offer has been extended until three business days before the Series A Offer deadline. A Direction Form must be received by 4:00 p.m. New York City Time, on April 16, 2007, unless the Series A Offer is further extended. Fidelity will honor the final Direction Form received from a participant, which will be deemed to supersede any previously received Direction Form for the Series A Offer. A new Direction Form is included in this mailing. If you have already submitted a Direction Form with respect to the Series A Offer and indicated that you would accept the final price determined by Liberty Global in the Series A Offer, and do not wish to change that direction, you do not need to take any action in response to the extension. If you have already submitted a Direction Form with respect to the Series A Offer that specified a price at which you wished to tender your Series A Shares and you wish to direct Fidelity with respect to the amended Series A Offer, you must deliver a new Direction Form to Fidelity. Participants may submit a new Direction Form via facsimile at 1-508-490-6936. If Participants choose to submit a Direction Form via facsimile, both sides of the Direction Form must be received in order for the Direction Form to be valid.

5.	For purposes of the final tabulation, Fidelity will apply your instructions to the number of Series A Shares attributable to your account as of April 16, 2007, or as of a later date if the Series A Offer is further extended.

6.	In the previously-distributed Fidelity letter, the section entitled LIMITATIONS ON FOLLOWING YOUR DIRECTION references a Series A Offer price range of $31.00 to $28.20. Please note that with the change in price selections available through the amended Series A Offer, Fidelity’s determination of adequate consideration will be based on the amended Series A Offer price range of $35.00 to $28.20 and the maximum tender price offered by Liberty Global of $35.00 per Series A Share.

7.	For participants that provided directions to Fidelity to tender some or all of their Series A Shares prior to March 29, 2007, the freeze on transactions involving Series A Shares has been removed. For participants that provide directions to Fidelity to tender some or all of their Series A Shares prior to the new participant deadline, April 16, 2007, a new freeze on certain transactions will commence at 4:00 p.m. New York City Time, on April 16, 2007. During this freeze, withdrawals, loans, distributions and exchanges out of Series A Shares will be unavailable until all processing related to the Series A Offer has been completed, unless the Series A Offer is further extended or terminated.

8.	The Offer may be further extended. You can call Fidelity at 1-800-835-5097 to obtain updated information on expiration dates, deadlines and freezes.

All other procedures for instructing Fidelity with respect to the Series A Offer remain the same as described in the Fidelity letter to Plan participants. Liberty Global’s Offer to Purchase dated March 6, 2007, which was previously distributed to you, as it has since been amended and restated on March 30, 2007 and Liberty Global’s Supplement to the Offer to Purchase, dated April 5, 2007, which is enclosed herewith, all of which can be accessed at www.sec.gov, contain important information concerning the Series A Offer. Please read all Series A Offer materials carefully. If you require additional information concerning the procedure to tender Shares credited to your individual account, please call Fidelity at 1-800-835-5097.

If you have additional questions concerning the terms and conditions of the tender offer, you may call D.F. King & Co., Inc., the Information Agent, toll free at (800) 207-3158.

Sincerely,

Fidelity Management Trust Company

You can communicate your election to Fidelity as follows:

1. You can mail this form in the enclosed postage-paid return envelope to Fidelity’s tabulation agent at P.O. Box 9142, Hingham, MA 02043; or

2. You can overnight the form to Fidelity’s tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043

3. You can fax the form to Fidelity’s tabulation agent at 1-508-490-6936

PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.

DIRECTION FORM

AMENDED LIBERTY GLOBAL, INC. TENDER OFFER

SERIES A SHARES

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
OFFER TO PURCHASE AND SUPPLEMENT AND ALL OTHER TENDER OFFER MATERIALS.

PARTICIPANTS IN THE PLAN THAT PREVIOUSLY SPECIFIED ON A DIRECTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SERIES A SHARES HELD IN THEIR PLAN ACCOUNT AT THE PRICE DETERMINED BY THE PURCHASER IN THE SERIES A TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THE TENDER OFFER MATERIALS.

ALL OTHER PREVIOUS TENDERS OF SERIES A SHARES UNDER THE PLAN ARE INVALID. IF YOU DO NOT COMPLETE THE ENCLOSED AMENDED DIRECTION FORM AND RETURN IT TO FIDELITY (AS DESCRIBED ABOVE) FOR RECEIPT NOT LATER THAN 4:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 16, 2007, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE SERIES A TENDER OFFER AND NO SERIES A SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE TENDERED IN THE SERIES A TENDER OFFER.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Liberty Global, Inc. 401(k) Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity’s tender offer tabulator in a timely manner, will supersede any previous Direction Form.

Date

Please Print Name

Signature

As of March 29, 2007, the number of shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Liberty Global, Inc., dated March 6, 2007 and the Supplement to the Offer to Purchase dated April 5, 2007, I hereby instruct Fidelity to tender the Series A Shares attributable to my account under the Plan as of April 16, 2007, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all Series A Shares attributable to my individual account under the Plan.

☐ 2.	Please TENDER Series A Shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Series A Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% at $28.20	% at $29.10	% at $30.00	% at $30.90	% at $31.80	% at $32.70	% at $33.60	% at $34.50
% at $28.30	% at $29.20	% at $30.10	% at $31.00	% at $31.90	% at $32.80	% at $33.70	% at $34.60
% at $28.40	% at $29.30	% at $30.20	% at $31.10	% at $32.00	% at $32.90	% at $33.80	% at $34.70
% at $28.50	% at $29.40	% at $30.30	% at $31.20	% at $32.10	% at $33.00	% at $33.90	% at $34.80
% at $28.60	% at $29.50	% at $30.40	% at $31.30	% at $32.20	% at $33.10	% at $34.00	% at $34.90
% at $28.70	% at $29.60	% at $30.50	% at $31.40	% at $32.30	% at $33.20	% at $34.10	% at $35.00
% at $28.80	% at $29.70	% at $30.60	% at $31.50	% at $32.40	% at $33.30	% at $34.20	% at TBD**
% at $28.90	% at $29.80	% at $30.70	% at $31.60	% at $32.50	% at $33.40	% at $34.30
% at $29.00	% at $29.90	% at $30.80	% at $31.70	% at $32.60	% at $33.50	% at $34.40

**	By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of Series A Shares elected. This could result in receiving a price per share as low as $28.20 or as high as $35.00 per share.

4